EXHIBIT 99.1

America’s Car-Mart Reports Fourth Quarter and Fiscal Year 2024 Results

ROGERS, Ark., June 18, 2024 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), today reported financial results for the fourth quarter and full year ended April 30, 2024.

Fourth Quarter Key Highlights (FY’24 Q4 vs. FY’23 Q4, unless otherwise noted)

  Revenue was $364.7 million, down 5.8%
  Gross Margin improved to 35.5%, up 200 bps
  Total collections increased 5.0% to $187.2 million
  Favorable adjustment to allowance for credit loss to 25.32%, down from 25.74%
  Net charge-offs as a % of average finance receivables were 7.3% vs. 6.3%
  Interest expense increase of $4.9 million or 38.2%
  Diluted earnings per share $0.06 vs. $0.32

Full Year Key Highlights (FY’24 vs. FY’23, unless otherwise noted)

  Revenue was $1.4 billion, down 0.5%
  Gross Margin increased to 34.7%, up 120 bps
  Total collections increased 9.2% to $688.9 million
  SG&A per average account was down 2.5%
  Interest expense increase of $27.0 million or 70.6%
  Loss per share $4.92 vs. $3.11 diluted earnings per share
  Significant progress on strategic initiatives – implementation of Loan Origination System (LOS), initiation of Cox partnership, deployment of acquisition strategy

President and CEO Commentary, Doug Campbell

“Our sales results improved sequentially but fell short of our internal expectations for the quarter. I am encouraged by our disciplined management on several fronts, including SG&A, total cash collected from customers, improved down payments, and stronger gross margins -- all of which were improved over the prior year quarter. The LOS and its improved underwriting capability continues to deliver superior results when compared to our legacy system and aided in a reduction in our provision for credit loss. We are also thrilled about our most recent acquisition and welcome our new associates from Texas Auto Center to the Car-Mart family. This transaction closed June 3, 2024, and is the largest acquisition to date for our company. Despite these positives, the persistent inflationary environment driven by macro trends disproportionately impacted our customer base. In the upcoming year we are confident in our multi-pronged approach to lower overall vehicle costs and improve affordability for our consumers.”

Fourth Quarter and Fiscal Year 2024 Key Operating Metrics

Dollars in thousands, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Note: Discussions in each section provide information for the fourth quarter of fiscal year 2024 compared to the fourth quarter of fiscal year 2023, unless otherwise noted.

Fourth Quarter Business Review

TOTAL REVENUE – A 5.8% drop in revenue was primarily driven by the decrease in retail units sold. A portion of the decline in revenue was offset by an increased average retail sales price and increased interest income.

SALES – Sales for the quarter were 15,251 units vs. 17,655 units, down 13.6%. It is important to note that we saw a rebound in volumes as the third quarter was down 19.6% in unit volumes sold. We continue to iterate on our new origination platform and our marketing plan to efficiently produce volumes at an appropriate risk.

GROSS PROFIT – Gross profit margin as a percentage of sales was 35.5%, or $7,132 per unit, compared to 33.5% or $6,354 per unit. This 12.2% increase resulted from continued execution on pricing discipline, improvements in the vehicle repair expenses, and optimization of transportation costs.

NET CHARGE-OFFS – Net charge-offs as a percentage of average finance receivables were 7.3% compared to 6.3%. As a reference, the quarterly performance of net charge-offs for the five-year period preceding the pandemic period ranged from 5.9% - 8.7%, signaling a return to more normal pre-pandemic levels. On a relative basis, we experienced continued increases in both the frequency and severity of losses, with the frequency increase accounting for approximately 58% of the increase.

ALLOWANCE FOR CREDIT LOSSES – The allowance for credit loss as a percentage of finance receivables, net of deferred revenue and pending accident protection plan claims, decreased from 25.74% at January 31, 2024, to 25.32% at April 30, 2024, providing a 42 bps benefit to the provision for credit losses. The adjustment was primarily driven by the improved experience of contracts underwritten in our new system. As of April 30, 2024, approximately 20% of the portfolio balance originated from our new LOS system. Delinquencies (accounts over 30 days past due) improved by 50 bps to 3.1% of finance receivables as of April 30, 2024, and sequentially by 20 bps from 3.3% of finance receivables as of January 31, 2024.

UNDERWRITING – Average down payments improved to 6.5%, 40 bps over the prior year fourth quarter and 140 bps sequentially. The average originating term for the quarter was 44.0 months, up from the prior year’s 43.5 months and the third quarter’s 43.3 months. The average retail sales price increased by $1,123 or 6.2%, with a 0.5 month increase in the term. Stronger deal structures improved projected cash-on-cash returns to 69.5% for the first full quarter of LOS originations.

SG&A EXPENSE – SG&A expense was $44.5 million compared to $45.8 million. Continued focus on SG&A and actions taken during the third quarter assisted in bringing SG&A per average account down 4.0%, despite the impact of $1.3 million in stock compensation. These efforts resulted in the lowest percentage change in annual SG&A in over five years at just a 1.5% increase.

LEVERAGE & LIQUIDITY – Debt to finance receivable and debt, net of cash to finance receivables (non-GAAP)1 were 52.6% and 46.0%, compared to 46.5% and 41.5%, respectively, at the end of the prior year’s fourth quarter (sequentially 51.8% and 45.2%, respectively). During the fiscal year, we grew finance receivables by $62.0 million, decreased inventory by $1.8 million, and purchased investment and fixed assets of $11.0 million with a $89.4 million increase in debt, net of cash. Available borrowings under our revolving credit facility were $73.4 million.

ACQUISTIONS & DISPOSITIONS – Subsequent to the fiscal year end the Company announced and closed on the acquisition of Texas Auto Center (TAC), operating two dealerships in Austin and San Marcos, Texas. TAC is a nearly 30-year-old company owned by Bob and Erika Blankenship. This acquisition is expected to deliver exceptional outcomes for customers, associates, and shareholders. TAC’s high-performance culture, customer focus, and values align with Car-Mart. The structure will be consistent with prior transactions whereby the Company will not acquire credit risk, and the sellers may receive a performance-based earn-out in the future.

We also have several stores which we are performance managing by restricting capital. We expect that restricting investments to these underperforming locations will rebalance our portfolio, allowing us to prioritize higher-return locations and redeploy cash more effectively. As mentioned before, we will be more agile in deploying strategies that provide the best return for our shareholders. Three dealerships were closed during the fiscal year.

1 Calculation of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure are included in the tables accompanying this release

ANNUAL CASH-ON-CASH RETURNS – Cash-on-Cash (CoC) returns continue to be very favorable. During the quarter, the frequency of loss on loans originated in fiscal years 2021 through 2023 were higher than prior projections; however, they represent a smaller balance of our portfolio. In contrast, the originations generated during the fourth quarter of fiscal year 2024 had a combination of improved cash down and expected lower loss rates from LOS originations, which drove a 160 bps improvement in the expected CoC returns for loans originated in the fiscal year 2024.

Cash-on-Cash Returns[1]
Loan Origination Year	Prior Projected	Current Projected/Actual	Variance	% of A/R Remaining
FY2017	*	61.0%	*	0.0%
FY2018	*	67.6%	*	0.0%
FY2019	*	70.0%	*	0.1%
FY2020	*	73.5%	*	0.3%
FY2021	73.6%	72.8%	-0.8%	3.2%
FY2022	58.3%	56.6%	-1.7%	15.2%
FY2023	55.0%	52.5%	-2.5%	35.2%
FY2024	61.3%	62.9%	1.6%	74.0%

* 2017 - 2020 Pools' Current Projection reflects actual cash-on-cash returns

1“Cash-on-cash returns” represent the return on cash invested by the Company in the vehicle finance loans the Company originates and is calculated with respect to a pool of loans (or finance receivables) by dividing total “cash in” less “cash out” by total “cash out” with respect to such pool. “Cash in” represents the total cash the Company expects to collect on the pool of finance receivables, including credit losses. This includes down-payments, principal and interest collected (including special and seasonal payments) and the fair market value of repossessed vehicles, if applicable. “Cash out” includes purchase price paid by the Company to acquire the vehicle (including reconditioning and transportation costs), and all other post-sale expenses as well as expenses related to our ancillary products. The calculation assumes estimates on expected credit losses net of fair market value of repossessed vehicles and the related timing of such losses as well as post sales repair expenses and special payments. The Company evaluates and updates expected credit losses quarterly. The credit quality of each pool is monitored and compared to prior and initial forecasts and is reflected in our on-going internal cash-on-cash projections.

Key Operating Results

	Three Months Ended
	April 30,
	2024	2023	% Change
Operating Data:
Retail units sold	15,251	17,655	(13.6)%
Average number of stores in operation	154	156	(1.3)
Average retail units sold per store per month	33.0	37.7	(12.5)
Average retail sales price	$19,256	$18,133	6.2
Total gross profit per retail unit sold	$7,132	$6,354	12.2
Total gross profit percentage	35.5%	33.5%
Same store revenue growth	(5.3)%	12.2%
Net charge-offs as a percent of average finance receivables	7.3%	6.3%
Total collected (principal, interest and late fees)	$187,214	$178,316	5.0
Average total collected per active customer per month	$607	$586	3.6
Average percentage of finance receivables-current (excl. 1-2 day)	80.1%	80.6%
Average down-payment percentage	6.5%	6.1%

	Years Ended
	April 30,
	2024	2023	% Change
Operating Data:
Retail units sold	57,989	63,584	(8.8)%
Average number of stores in operation	154	155	(0.6)
Average retail units sold per store per month	31.4	34.2	(8.2)
Average retail sales price	$19,113	$18,080	5.7
Total gross profit per retail unit sold	$6,937	$6,344	9.3
Total gross profit percentage	34.7%	33.5%
Same store revenue growth	(1.0)%	16.7%
Net charge-offs as a percent of average finance receivables	27.2%	23.3%
Total collected (principal, interest and late fees)	$688,907	$630,678	9.2
Average total collected per active customer per month	$554	$534	3.7
Average percentage of finance receivables-current (excl. 1-2 day)	80.3%	80.3%
Average down-payment percentage	5.4%	5.4%

Period End Data:
Stores open	154	156	(1.3)%
Accounts over 30 days past due	3.1%	3.6%
Active customer count	102,252	102,305	(0.1)
Principal balance of finance receivables	$1,435,388	$1,373,372	4.5
Weighted average total contract term	47.9	46.3	3.5

Conference Call and Webcast

The Company will hold a conference call to discuss its quarterly results on Tuesday, June 18, 2024, at 9 am ET. Participants may access the conference call via webcast using this link: Webcast Link. To participate via telephone, please register in advance using this Registration Link. Upon registration, all telephone participants will receive a one-time confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. All participants are encouraged to dial in 10 minutes prior to the start time. A replay and transcript of the conference call and webcast will be available on-demand for 12 months.

About America's Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (GAAP). We present total debt, net of total cash, to finance receivables, a non-GAAP measure, as a supplemental measure of our performance. We believe total debt, net of total cash, to finance receivables is a useful measure to monitor leverage and evaluate balance sheet risk. This measure should not be considered in isolation or as a substitute for reported GAAP results because it may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measure or communication. The most directly comparable GAAP financial measure, as well as a reconciliation to the comparable GAAP financial measure, for non-GAAP financial measures are presented in the tables of this release.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations and projections regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “project,” “foresee,” and other similar words or phrases. Specific events addressed by these forward-looking statements may include, but are not limited to:

  operational infrastructure investments;
  same dealership sales and revenue growth;
  customer growth and engagement;
  gross profit percentages;
  gross profit per retail unit sold;
  business acquisitions;
  inventory acquisition, reconditioning, transportation, and remarketing technological investments and initiatives;
  future revenue growth;
  receivables growth as related to revenue growth;
  new dealership openings;
  performance of new dealerships;
  interest rates;
  future credit losses;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  cash-on-cash returns from the collection of loans originated by the Company seasonality; and
  the Company’s business, operating and growth strategies and expectations.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels and inflationary pressure on operating costs;
  the availability of quality used vehicles at prices that will be affordable to our customers, including the impacts of changes in new vehicle production and sales;
  the ability to leverage the Cox Automotive services agreement to perform reconditioning and improve vehicle quality to reduce the average vehicle cost, improve gross margins, reduce credit loss, and enhance cash flow;
  the availability of credit facilities and access to capital through securitization financings or other sources on terms acceptable to us, and any increase in the cost of capital, to support the Company’s business;
  the Company’s ability to underwrite and collect its contracts effectively, including whether anticipated benefits from the Company’s recently implemented loan origination system are achieved as expected or at all;
  competition;
  dependence on existing management;
  ability to attract, develop, and retain qualified general managers;
  changes in consumer finance laws or regulations, including but not limited to rules and regulations that have recently been enacted or could be enacted by federal and state governments;
  the ability to keep pace with technological advances and changes in consumer behavior affecting our business;
  security breaches, cyber-attacks, or fraudulent activity;
  the ability to identify and obtain favorable locations for new or relocated dealerships at reasonable cost;
  the ability to successfully identify, complete and integrate new acquisitions;
  the occurrence and impact of any adverse weather events or other natural disasters affecting the Company’s dealerships or customers; and
  potential business and economic disruptions and uncertainty that may result from any future public health crises and any efforts to mitigate the financial impact and health risks associated with such developments.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact for Information

Vickie Judy, CFO
479-464-9944
Investor_relations@car-mart.com

America’s Car-Mart Consolidated Results of Operations

(Amounts in thousands, except per share data)
					As a % of Sales
		Three Months Ended			Three Months Ended
		April 30,			April 30,
		2024	2023	% Change	2024	2023
Statements of Operations:
	Revenues:
	Sales(1)	$306,628	$334,422	(8.3)%	100.0%	100.0%
	Interest income	58,045	52,528	10.5	18.9	15.7
	Total(1)	364,673	386,950	(5.8)	118.9	115.7

	Costs and expenses:
	Cost of sales(1)	197,854	222,242	(11.0)	64.5	66.5
	Selling, general and administrative	44,526	45,814	(2.8)	14.5	13.7
	Provision for credit losses	102,106	102,141	(0.0)	33.3	30.5
	Interest expense	17,761	12,852	38.2	5.8	3.8
	Depreciation and amortization	1,770	1,605	10.3	0.6	0.5
	Loss on disposal of property and equipment	78	43	81.4	-	-
	Total(1)	364,095	384,697	(5.4)	118.7	115.0

	Income before taxes	578	2,253		0.2	0.7

	Provision for income taxes	152	165		0.0	0.0

	Net income	$426	$2,088		0.1	0.6

	Dividends on subsidiary preferred stock	$(10)	$(10)

	Net income attributable to common shareholders	$416	$2,078

	Earnings per share:
	Basic	$0.07	$0.33
	Diluted	$0.06	$0.32

	Weighted average number of shares used in calculation:
	Basic	6,393,258	6,372,770
	Diluted	6,533,758	6,580,995

(1)	Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no effect on the prior year net income or shareholders equity.

America’s Car-Mart Consolidated Results of Operations

(Amounts in thousands, except per share data)
					As a % of Sales
		Twelve Months Ended			Twelve Months Ended
		April 30,			April 30,
		2024	2023	% Change	2024	2023
Statements of Operations:
	Revenues:
	Sales(1)	$1,160,798	$1,204,194	(3.6)%	100.0%	100.0%
	Interest income	233,096	196,219	18.8	20.1	16.3
	Total(1)	1,393,894	1,400,413	(0.5)	120.1	116.3

	Costs and expenses:
	Cost of sales(1)	758,546	800,788	(5.3)	65.3	66.5
	Selling, general and administrative	179,421	176,696	1.5	15.5	14.7
	Provision for credit losses	423,406	352,860	20.0	36.5	29.3
	Interest expense	65,348	38,312	70.6	5.6	3.2
	Depreciation and amortization	6,871	5,602	22.7	0.6	0.5
	Loss on disposal of property and equipment	437	361	21.1	-	-
	Total(1)	1,434,029	1,374,619	4.3	123.5	114.1

	(Loss) income before taxes	(40,135)	25,794		(3.5)	2.1

	(Benefit) provision for income taxes	(8,742)	5,362		(0.8)	0.4

	(Loss) income before taxes	$(31,393)	$20,432		(2.7)	1.7

	Dividends on subsidiary preferred stock	$40	$40

	(Loss) net income attributable to common shareholders	$(31,433)	$20,392

	Earnings per share:
	Basic	$(4.92)	$3.20
	Diluted	$-	$3.11

	Weighted average number of shares used in calculation:
	Basic	6,388,537	6,371,229
	Diluted	6,388,537	6,566,896

(1)	Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no effect on the prior year net income or shareholders equity.

America’s Car-Mart Condensed Consolidated Balance Sheet and Other Data

(Amounts in thousands, except per share data)
	April 30,	April 30,	April 30,
	2024	2023	2022

Cash and cash equivalents	$5,522	$9,796	$6,916
Restricted cash from collections on auto finance receivables	$88,925	$58,238	$35,671
Finance receivables, net(2)	$1,098,591	$1,063,460	$856,114	(1)
Inventory	$107,470	$109,290	$115,302
Total assets(2)	$1,477,644	$1,414,737	$1,149,935	(1)
Revolving lines of credit, net	$200,819	$167,231	$44,670
Non-recourse notes payable, net	$553,629	$471,367	$395,986
Treasury stock	$297,786	$297,421	$292,225
Total equity	$470,750	$498,547	$476,534	(1)
Shares outstanding	6,394,675	6,373,404	6,371,977
Book value per outstanding share	$73.68	$78.29	$74.86	(1)

Allowance as % of principal balance net of deferred revenue	25.32%	23.91%	23.57%

Changes in allowance for credit losses:
	Years Ended
	April 30,
	2024	2023
Balance at beginning of period	$299,608	$237,823
Provision for credit losses	423,406	352,860
Charge-offs, net of collateral recovered	(391,754)	(291,075)
Balance at end of period	$331,260	$299,608

(1)	Subsequent to the issuance of our financial statements for the period ended April 30, 2022, certain immaterial errors were identified and have been corrected in our historical information related to the classification of deferred revenue of ancillary products at the time an account is charged off and the calculation for allowance for credit losses. The amount of deferred revenue related to ancillary products for a customer account that is charged off has historically been recognized as sales revenue at the time of charge-off because the earnings stream for the deferred revenue is completed at the time of charge-off. It was determined that this amount should more appropriately be recorded as a reduction to customer accounts receivable at the time of charge-off, thus reducing the amounts historically reported in sales revenue, net charge-offs, the provision for credit losses and the allowance for credit losses. As a result, certain amounts for sales revenue, provision for credit losses, charge-offs, net of collateral recovered, and the allowance for credit losses have been revised from the amounts previously reported to correct these errors. The impact of these adjustments resulted in a cumulative decrease in the allowance for credit losses of $9.4 million as of April 30, 2022. Management has evaluated the materiality of these corrections to its prior period financial statements from a quantitative and qualitative perspective and has concluded that this change was not material to any prior annual or interim period.

(2)	Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no effect on the prior year net income or shareholders equity.

America’s Car-Mart Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)
	Years Ended
	April 30,
	2024	2023

Operating activities:
Net income	$(31,393)	$20,432
Provision for credit losses	423,406	352,860
Losses on claims for accident protection plan	34,504	25,107
Depreciation and amortization	6,871	5,602
Finance receivable originations	(1,079,946)	(1,161,132)
Finance receivable collections	455,828	434,458
Inventory	139,186	133,046
Deferred accident protection plan revenue	(1,229)	17,150
Deferred service contract revenue	1,540	24,542
Income taxes, net	(15,206)	(676)
Other	(7,459)	12,883
Net cash used in operating activities	(73,898)	(135,728)

Investing activities:
Purchase of investments	(4,815)	(5,549)
Purchase of property and equipment and other	(5,830)	(22,022)
Net cash used in investing activities	(10,645)	(27,571)

Financing activities:
Change in revolving credit facility, net	33,227	121,843
Payments on non-recourse notes payable	(526,959)	(327,276)
Change in cash overdrafts	823	-
Issuances of non-recourse notes payable	610,340	400,176
Debt issuance costs	(5,897)	(2,263)
Purchase of common stock	(365)	(5,196)
Dividend payments	(40)	(40)
Exercise of stock options and issuance of common stock	(173)	1,502
Net cash provided by financing activities	110,956	188,746

Increase in cash, cash equivalents, and restricted cash	$26,413	$25,447

America’s Car-Mart Reconciliation of Non-GAAP Financial Measures

(Amounts in thousands)
Calculation of Debt, Net of Total Cash, to Finance Receivables:
	April 30, 2024	April 30, 2023
Debt:
Revolving lines of credit, net	$200,819	$167,231
Non-recourse notes payable, net	553,629	471,367
Total debt	$754,448	$638,598

Cash:
Cash and cash equivalents	$5,522	$9,796
Restricted cash from collections on auto finance receivables	88,925	58,238
Total cash, cash equivalents, and restricted cash	$94,447	$68,034

Debt, net of total cash	$660,001	$570,564

Principal balance of finance receivables	$1,435,388	$1,373,372

Ratio of debt to finance receivables	52.6%	46.5%
Ratio of debt, net of total cash, to finance receivables	46.0%	41.5%

A photo of the chart covering Fourth Quarter and Fiscal Year 2024 Key Operating Metrics is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/f8a8b947-7d82-46ac-9851-993ab5b8550a